   As filed with the Securities and Exchange Commission on December 3, 1999
                                                     Registration No. 333-87537
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           -------------------------
                                Amendment No. 4
                                       to

                                    FORM F-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                           -------------------------
                              E-Cruiter.com Inc.
            (Exact Name of Registrant as Specified in its Charter)
                                 Not Applicable
                (Translation of Registrant's Name Into English)


                Canada                                       Not Applicable
   (State or Other Jurisdiction of                 (I.R.S. Employer Identification No.)
    Incorporation or Organization)

          1510-360 Albert Street                                CT Corporation
             Ottawa, Ontario                                  111 Eighth Avenue
              Canada KIR-7X7                                  New York, NY 10011
              (613) 236-2263                                    (212) 894-8440
       (Address and Telephone Number                 (Name, Address and Telephone Number
of Registrant's Principal Executive Offices)           of Agent for Service of Process)


                         Copies of communications to:

        Michael A. Gerrior, Esq.                  Norman Chirite, Esq.           Robert J. Mittman, Esq.
Perley-Robertson, Hill & McDougall             Weil, Gotshal & Manges LLP        Tenzer Greenblatt LLP
      90 Sparks Street, 4th Floor                  767 Fifth Avenue               405 Lexington Avenue
         Ottawa, Ontario KIP1E2              New York, New York 10153-0119       New York, New York 10174
            (613) 238-2022                          (212) 310-8000                    (212) 885-5000


Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /------------
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                    Proposed            Proposed
                                  Amount To          Maximum             Maximum          Amount of
    Title of Each Class of            Be         Offering Price    Aggregate Offering    Registration
 Securities To Be Registered    Registered(1)      Per Unit(2)          Price(2)            Fee(3)
------------------------------------------------------------------------------------------------------
Common Shares ...............    2,817,500         US $6.00         US $16,905,000      US $4,699.59
======================================================================================================

(1) Includes up to 367,500 common shares which the underwriter may purchase to cover over-allotments.

(2)  Estimated   solely  for  the  purpose  of  computing   the  amount  of  the
     registration fee. (3) US $4,089.29 has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution


     The following table lists the expenses that are payable by E-Cruiter.com Inc. in connection with the offering described in the registration statement, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee, the NASD and the Nasdaq listing fee.


SEC fee .................................................  US    $4,699.59
NASD filing fee .........................................         2,191.00
Nasdaq listing fee ......................................         7,500.00
Blue sky fees and expenses ..............................        50,000.00
Printing and engraving expenses .........................       125,000.00
Legal fees and expenses .................................       255,000.00
Accounting fees and expenses ............................        95,000.00
Transfer Agent fees .....................................         3,500.00
Underwriter's non-accountable expense allowance .........       417,269.00
Miscellaneous ...........................................        70,186.41
                                                          ----------------
   TOTAL ................................................  US$1,030,346.00
                                                          ================

Item 14. Indemnification of Directors and Officers

Limitation on Liability and Indemnification Matters


     Under the Canada Business Corporations Act, except with respect to an action by us or on behalf of us to procure a judgment in our favor, we have a right to indemnify any of our officers or directors or any former officers or directors, who act or have acted at our request as officers or directors against any costs, charges or expenses for amounts paid by him to settle an action in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of having been our director if:

     (a) he has acted honestly and in good faith with a view toward our best interests; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing his conduct was lawful.

     We make the determination in (a) and (b) above.

     Further, we may, with the approval of a court, indemnify a person who is a director, officer or former director or officer with respect to an action by or on behalf of us to procure a judgment in our favor to which he is made a party by reason of having been our officer or director, against all costs, charges and expenses reasonably incurred by him in connection with that action if:

     (a) he has acted honestly and in good faith with a view toward our best interests; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty he had reasonable grounds for believing his conduct was lawful.

     A director, officer or former director or officer of ours is also entitled to indemnification from us with respect to all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is a party by reason of being or having been a director or officer of ours, if he:

     (a) was substantially successful on the merits in his defense of the action or proceeding;

     (b) acted honestly and in good faith with a view toward our best interests; and

     (c) in the case of a criminal or administrative action or proceeding that was enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

     In addition, our by-laws provide that no director or officer is liable for the acts of any other director or officer or employee or for any loss or damage to us unless it is caused by his own willful neglect or default. However, the limitation against liability does not extend or grant any director or officer protection against the breach of any law. The by-laws also provide for an indemnity similar to the provisions contained in the Canada Business Corporations Act and subject to the same limitations.

     Our by-laws provide that, subject to the Canada Business Corporations Act, we can purchase and maintain indemnity insurance for the benefit of our directors and officers as may be determined from time to time by our directors. We maintain a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against them as officers and directors and by reason of any acts or omissions covered under the policy, in their respective capacities as directors or officers, including liability under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in relation to the above provisions, or permitted in any other circumstance, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.


Item 15. Recent Sales of Unregistered Securities


     Described below are all securities which E-Cruiter.com Inc. has issued during the prior 3 years in transactions not involving public offerings. All issuances have been made in reliance on Rule 903 of Regulation S promulgated under the Securities Act of 1933, in offers or sales to non-U.S. persons which occurred outside the United States within the meaning of Rule 901 of the Securities Act. All amounts in this Item 15 are given in Canadian dollars. All options granted to employees were granted pursuant to our option plans for services rendered or to be rendered in the ordinary course of the employee's employment, and we did not receive any cash consideration for the options so granted. The number of shares subject to options has been adjusted to give effect to the recapitalization of the various classes of our shares into one class of common shares and to the 1-for-0.216932 reverse share split of our common shares.


   (a) On August 1, 1996, we issued 6 million Class A Common Shares to John Gerard Stanton, our president and Chief Executive Officer, and members of his family, for aggregate consideration of $60,030.


   (b) On December 1, 1996, we issued 4 million Class A Common Shares to Les Kirkland, a former director, and members of his family, for aggregate consideration of $40,010.


   (c) In December 1996, we issued 557,000 Class D Special Shares to 29 individuals for aggregate consideration of $278,500.


   (d) On February 28, 1997, we issued 60,000 Class D Special Shares to 6 individuals for aggregate consideration of $30,000.


   (e) On March 10, 1997, we issued 944,444 Class D Special Shares to Paul Ebbs for aggregate consideration of $425,000, and on May 13, 1997, we issued an additional 555,556 Class D Special Shares to Paul Ebbs for aggregate consideration of $250,000.


   (f) From April 18, 1997 through December 1, 1997, we granted options to purchase 159,446 shares to 20 employees at an exercise price of $2.30 per share. These options were granted pursuant to our 1997 option plan. 62,910 of these options were subsequently cancelled and 96,536 remain outstanding as of the date of this registration statement.


   (g) On June 16, 1997, we issued 10,000 Class D Special Shares to an individual for aggregate consideration of $5,000.


   (h) On September 19, 1997, we exchanged 1,500,000 Class D Special Shares held by Paul Ebbs into an equal number of Class A Common Shares, and issued an additional 3,750,000 Class A Common Shares to him. We received no additional consideration for the shares exchanged and received aggregate consideration of $1.5 million for the additional shares issued.

   (i) From January 5, 1998 through November 16, 1998, we granted options to purchase 97,188 shares to 22 employees at an exercise price of $2.30 per share. These options were granted pursuant to our 1997 option plan, 24,515 of these options were subsequently cancelled and 72,673 remain outstanding as of the date of this registration statement.


   (j) On June 11, 1998, we issued 2 million Class A Common Shares to Paul Champagne for aggregate consideration of $1 million.


   (k) Between January 22, 1999 and May 27, 1999, we issued $2.6 million principal amount of 12% senior secured convertible promissory notes to 18 investors, including some of our officers and key employees. We received aggregate consideration of $2.6 million for these notes. We paid SteppingStone Capital Corporation a success fee for assisting us in structuring the notes. These notes bear interest at 12% per year and their principal and interest is convertible to shares of our common stock at the rate of 2 shares per dollar.


   (l) From January 31, 1999 through August 30, 1999, we granted options to purchase 369,125 shares to 48 employees and 3 directors. 233,093 of these options were granted at an exercise price of $2.30 per share, 30,370 were granted at an exercise of $8.07 per share and 105,662 were granted at an exercise price of US $6.00 per share. These options were granted pursuant to our 1997 option plan. 35,794 of these options were subsequently cancelled and 333,331 remain outstanding as of the date of this registration statement.


   (m) On June 24, 1999, we granted options to purchase 21,693 shares to the spouse of one of our directors in consideration of the services rendered by such director. The exercise price of these options is $2.30 per share and they are non-plan options.


   (n) On September 13, 1999, we issued 30,000 Class D Special Shares to SteppingStone Capital Corporation in consideration of consulting services rendered to E-Cruiter.com Inc..


   (o) From September 20, 1999 through October 12, 1999, we granted options to purchase 17,354 shares to 5 employees at an exercise price of US $6.00 per share. These options were granted pursuant to our 1999 option plan.


     No brokers or underwriters were included in any of the above issuances, except in connection with the issuance of our 12% senior secured convertible promissory notes where we engaged SteppingStone Capital Corporation as our financial advisor to structure the notes and paid it a success fee upon completion of the issuance.


     The share certificates issued above have the following restrictive legend:
"There are restrictions on the right to transfer the shares represented by this certificate."

     The share certificates for the new class of common shares will not have any restrictive legends.


Item 16. Exhibits and Financial Statement Schedules


     (a) Exhibits



 1.1      Form of Underwriting Agreement.*
 1.2      Form of Underwriter's Warrant Agreement.*
 3.1      Articles of Incorporation, as amended.*
 3.2      By-laws.
 4.1      Specimen common share certificate.*
 4.2      Article 3 and Schedule "A" of the Articles of Incorporation, as amended (filed as part of Exhibit 3.1).*
 5.1      Opinion of Perley-Robertson, Hill & McDougall as to the legality of the common shares.*
10.1      Registration Rights Agreement among E-Cruiter.com Inc., Paul Champagne, John Gerard Stanton and
          Les Kirkland, dated September 21, 1999.*
10.2      Consulting Agreement between Daetus Consulting Inc. and E-Cruiter.com Inc., dated July 22, 1996.*

10.3       Stock Option Agreement between Sandy Bryden and E-Cruiter.com Inc., dated June 24, 1999.*
10.4       Lease Agreement between Drake Beam Morin (0ttawa) Inc. and Omers Realty Corporation, dated
           November 16, 1993.*
10.5       Head Lease Assignment Agreement between 871484 Ontario Inc. and E-Cruiter.com Inc., dated August
           1, 1999.*
10.6       Service Agreement between Positionwatch Limited and E-Cruiter.com Inc., dated February 23, 1999.*
10.7       E-Cruiter.com Inc. 1997 Key Employee Stock Option Plan.*
10.8       E-Cruiter.com Inc. 1999 Employee and Director Stock Option Plan.*
10.9       Sales and Marketing Agreement between WorkLife Solutions, Inc. and E-Cruiter.com Inc., dated
           October 13, 1999.*
10.10      Option Agreement between WorkLife Solutions, Inc. and E-Cruiter.com Inc., dated October 13, 1999.*
21.1       Subsidiaries of E-Cruiter.com Inc.*
23.1       Consent of PricewaterhouseCoopers LLP.*
23.2       Consent of Perley-Robertson, Hill & McDougall (contained in the opinion filed as Exhibit 5.1).*
23.3       Consent of Weil, Gotshal & Manges LLP.*
24.1       Power of Attorney (included in signature page).*


------------
*  previously filed

     (b) Financial Statement Schedules


                              E-Cruiter.com Inc.
                       Valuation and Qualifying Accounts



                                                 Balance at       Provision                     Balance at
                                                  Beginning     for Doubtful                      End of
                                                  of Period       Accounts       Deductions       Period
                                                      $               $               $             $
                                                ------------   --------------   ------------   -----------
For the year ended May 31, 1997 Allowance for
 doubtful accounts ..........................          --          10,000               --       10,000
                                                   ------          ------          -------       ------
For the year ended May 31, 1998 Allowance for
 doubtful accounts ..........................      10,000             450             (450)      10,000
                                                   ------          ------          -------       ------
For the year ended May 31, 1999 Allowance for
 doubtful accounts ..........................      10,000          40,742          (30,742)      20,000
                                                   ------          ------          -------       ------

Item 17. Undertakings

1. E-Cruiter.com Inc. hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of E-Cruiter.com Inc. pursuant to the foregoing provisions, or otherwise, E-Cruiter.com Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by E-Cruiter.com Inc. of expenses incurred or paid by a director, officer or controlling person of E-Cruiter.com Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, E-Cruiter.com Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. E-Cruiter.com Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by E-Cruiter.com Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

4. E-Cruiter.com Inc. hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ottawa, province of Ontario, Canada, on the 2nd day of December, 1999.




                                  E-Cruiter.com Inc.

                                  By: /s/ John Gerard Stanton
                                  --------------------------------
                                      John Gerard Stanton
                                      Chief Executive Officer and President


     Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 4 to the registration statement has been signed by the following officers and directors of the registrant in the indicated capacities and on the dates indicated.






            Signature                                 Title                           Date
 -------------------------------    ----------------------------------------   -----------------
      /s/ John Gerard Stanton       Chairman of the Board, Chief Executive     December 2, 1999
 ------------------------------     Officer and President
       John Gerard Stanton

      /s/ Jeffery E. Potts          Chief Financial Officer and Principal      December 2, 1999
 ------------------------------     Accounting Officer
            Jeffery E. Potts

                 *                  Director                                   December 2, 1999
 ------------------------------
          Roderick M. Bryden

                 *                  Director                                   December 2, 1999
 ------------------------------
             John McLennan

                 *                  Director                                   December 2, 1999
 ------------------------------
            Matthew J. Ebbs

  *By /s/ Jeffery E. Potts
 -------------------------------
         Jeffery E. Potts
         Attorney-in-Fact

Authorized Representative in the United States
E-Cruiter.Com USA Inc.
By: /s/ Jeffery E. Potts
   ----------------------------------
Name: Jeffery E. Potts
Title: Secretary

                                 EXHIBIT INDEX




 Exhibit
   No.                                             Description
--------   ------------------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement.*
 1.2       Form of Underwriter's Warrant Agreement.*
 3.1       Articles of Incorporation, as amended.*
 3.2       By-laws.
 4.1       Specimen common share certificate.*
 4.2       Article 3 and Schedule "A" of the Articles of Incorporation, as amended (filed as part of
           Exhibit 3.1).*
 5.1       Opinion of Perley-Robertson, Hill & McDougall as to the legality of the common shares.*
10.1       Registration Rights Agreement among E-Cruiter.com Inc., Paul Champagne, John Gerard
           Stanton and Les Kirkland, dated September 21, 1999.*
10.2       Consulting Agreement between Daetus Consulting Inc. and E-Cruiter.com Inc., dated July
           22, 1996.*
10.3       Stock Option Agreement between Sandy Bryden and E-Cruiter.com Inc., dated June 24,
           1999.*
10.4       Lease Agreement between Drake Beam Morin (Ottawa) Inc. and Omers Realty Corporation,
           dated November 16, 1993.*
10.5       Head Lease Assignment Agreement between 871484 Ontario Inc. and E-Cruiter.com Inc., dated August 1, 1999.*
10.6       Service Agreement between Positionwatch Limited and E-Cruiter.com Inc., dated February
           23, 1999.*
10.7       E-Cruiter.com Inc. 1997 Key Employee Stock Option Plan.*
10.8       E-Cruiter.com Inc. 1999 Employee and Director Stock Option Plan.*
10.9       Sales and Marketing Agreement between WorkLife Solutions, Inc. and E-Cruiter.com Inc., dated October 13, 1999.*
10.10      Option Agreement between WorkLife Solutions, Inc. and E-Cruiter.com Inc., dated October
           13, 1999.*
21.1       Subsidiaries of E-Cruiter.com Inc.*
23.1       Consent of PricewaterhouseCoopers LLP.*
23.2       Consent of Perley-Robertson, Hill & McDougall (contained in the opinion filed as Exhibit
           5.1).*
23.3       Consent of Weil, Gotshal & Manges LLP.*
24.1       Power of Attorney (included in signature page).*


------------
*  previously filed